UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 6, 2006

The Bank Holdings
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-50645	90-0071778
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9990 Double R. Blvd., Reno, Nevada		89521
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	775.853.8600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 6, 2006, The Bank Holdings completed the acquisition of NNB Holdings, Inc. pursuant to an Agreement to Merge and Plan of Reorganization ("Agreement") under the terms of which NNB Holdings, Inc. merged with and into The Bank Holdings and, effective November 6, 2006, Northern Nevada Bank, NNB Holdings Inc, wholly-owned subsidiary bank merged with and into The Bank Holdings' wholly-owned subsidiary Nevada Security Bank.

Shareholders of NNB Holdings are entitled to receive merger consideration consisting of approximately $7.5 million in cash and 1.42 million shares of common stock of The Bank Holdings. The shareholders of NNB Holdings who elect cash and are allocated cash will receive cash for their shares based on a value of approximately $36.22 per share and those who elect to receive stock and are allocated stock in The Bank Holdings will receive approximately 1.87 shares of The Bank Holdings common stock for each NNB Holdings share. The amount of cash paid and The Bank Holdings common stock issued in the merger is subject to certain allocation procedures set forth in the Agreement.

On November 6, 2006, The Bank Holdings issued a press release announcing the closing of the merger. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements required by this item will be filed by amendment on or before January 20, 2007.

(b) Pro Forma financial information required by this item will be filed by amendment on or before January 20, 2007.

(c) Exhibits.

2. Agreement to Merge and plan of Reorganization, dated May 17, 2006 incorporated by reference from The Bank Holdings' Registration Statement on Form S-4 No. 333-136212, previously filed with the SEC.

99.1 Press release dated November 6, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank Holdings

November 7, 2006	By:	Jack B. Buchold

Name: Jack B. Buchold
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release Announcing Completion of Merger